EXHIBIT 10.2

                                 PROMISSORY NOTE

$120,000.00                                                   September 25, 2002

         FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, the undersigned, ELINE ENTERTAINMENT GROUP, INC., a Nevada corporation (the "Maker"), promises to pay to the order of THOMAS J. GAFFNEY (the "Holder"), the principal sum of ONE HUNDRED TWENTY THOUSAND and NO/100 DOLLARS ($120,000.00) (the "Principal") with no interest. This Note is being delivered in conjunction with that certain Stock Purchase and Redemption Agreement by and between the Maker, the Holder and Yucatan Holding Company of even date herewith.

         The Maker shall pay equal installments of Ten Thousand Dollars ($10,000) representing the Principal on the 1st day of each month commencing on February 1, 2003 and ending on January 1, 2004. All payments hereunder shall be made at the principal place of business of the Holder, or such other place as the Holder may from time to time designate in writing.

         If one or more of the following described events shall have occurred and be continuing, then this Note shall be in default (each, a "Default"):

         a. The Maker shall fail to make a payment of Principal on this Note on or within thirty (30) days after the date upon which such payment becomes due; or

         b. The Maker shall be adjudicated as bankrupt or insolvent, or make an assignment for the benefit of creditors; or the Maker shall apply for or consent to the appointment of a receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Maker and such appointment shall continue undisch for a period of thirty (30) days; or the Maker shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar prelating to it under the laws of any jurisdiction; or any such proceeding shall be i(by petition, application or otherwise) against the Maker and shall remain undismissed for a period of thirty
(30) days.

         Upon the occurrence of a Default, the entire unpaid Principal shall be forthwith due and payable without notice or demand.

         This Note may be prepaid in whole or in part without penalty. If a pof Principal on this Note becomes due on a Saturday, Sunday or other legal holiday on which banks in the State of New York are closed, then the due date shall be extended to the next succeeding business day.

         The Maker shall be entitled, in its discretion and in addition to any other remedies it may have in law or in equity, to set-off against any amounts payable to the Holder hereunder in the event of a breach by Holder of any of the terms and conditions, representations and warranties or covenants of the Stock Purchase and Redemption Agreement.

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         This Note may not be amended, extended, renewed or modified nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by an the Holder or his authorized representative.

         This Note shall be construed, interpreted, enforced and governed by and in accordance with the laws of the State of Florida (excluding the principles thereof governing conflicts of law), with exclusive jurisdiction and venue in the federal and state courts of Broward County, Florida.



                                        THE MAKER:

                                        ELINE ENTERTAINMENT GROUP, INC.


                                        By:/S/ Barry A. Rothman
                                           ----------------------
                                           Name: Barry A. Rothman
                                           Title: President




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